SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 22, 2005

THORNBURG MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11914	85-0404134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	150 Washington Avenue, Suite 302 Santa Fe, New Mexico	87501
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (505) 989-1900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 22, 2005, Thornburg Mortgage, Inc. (the “Company”) completed a private placement for $50 million of unsecured junior subordinated notes due 2036 (the “Notes”) through Thornburg Mortgage Home Loans, Inc., its wholly-owned mortgage loan origination subsidiary (“TMHL”). The Notes bear interest at a fixed rate of 7.437% per annum through the interest payment date in January 2016 and thereafter at a variable rate equal to LIBOR plus 2.45% per annum. The Notes mature on January 30, 2036, but TMHL may at its option redeem the Notes at par, in whole or in part, beginning on January 30, 2011. TMHL may redeem the Notes at an earlier date following the occurrence of a “Special Event” (as defined in the Indenture referenced below) at a price equal to 107.5% of the principal amount together with accrued interest. The Company is guaranteeing the payment of the Notes. The Company will use the net proceeds from the sale of the Notes to fund loans that it originates and to purchase additional adjustable-rate mortgage securities. In connection with the transaction, the Company and TMHL entered into a Junior Subordinated Indenture (the “Indenture”) with Wells Fargo Bank, N.A., as trustee. A copy of the Indenture is filed as Exhibit 4.8 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Name of Exhibit

4.8	Junior Subordinated Indenture between Thornburg Mortgage Home Loans, Inc., Thornburg Mortgage, Inc. and Wells Fargo Bank, N.A., Dated as of December 22, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.

Date: December 28, 2005	By:	/s/ Michael B. Jeffers
Michael B. Jeffers, Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	NAME OF EXHIBIT

4.8	Junior Subordinated Indenture between Thornburg Mortgage Home Loans, Inc., Thornburg Mortgage, Inc. and Wells Fargo Bank, N.A., Dated as of December 22, 2005